NR06-07

September 27, 2006

2006 Annual Meeting Results

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) – (TSX Venture: ITH, OTCBB: ITHMF, Frankfurt: IW9) is pleased to announce that, at the 2006 annual general meeting held on September 22, 2006, Messrs. Hendrik Van Alphen and Benjamin Guenther were elected, and Messrs. Anton Drescher, Rowland Perkins and Gerhard Drescher were re-elected, as directors of the Company.  In addition, the directors have appointed the following officers for the ensuing year:

Hendrik Van Alphen

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Chairman

Jeffrey Pontius

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President and Chief Executive Officer

Michael Kinley

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Chief Financial Officer

Russell Myers, Ph.D

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Vice-President, Exploration

Quentin Mai

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Vice-President, Corporate Communications

Lawrence Talbot, LLB

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Vice-President & General Counsel

Marla Ritchie

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Corporate Secretary

Profiles of management are available at the Company’s website www.internationaltowerhill.com.  All resolutions placed before the shareholders, including the required yearly approval of the Company’s 2006 Incentive Stock Option Plan, were passed unanimously.  Messrs. MacKay LLP were re-appointed as auditors for the Company for the next year.

International Tower Hill Mines Ltd. is a resource exploration company focused in Alaska that controls a number of exploration projects representing a spectrum of early stage to advanced gold discoveries.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.